FILED PURSUANT TO RULE 433
DATED 09/07/06
REGISTRATION STATEMENT NO. 333-132201

TOYOTA MOTOR CREDIT CORPORATION
15NC1: 6-Month USD LIBOR Linked Range Accrual Note

Final Terms and Conditions

Issuer: Toyota Motor Credit Corporation

Underwriter: Morgan Stanley & Co. Incorporated

CUSIP: 89233PZD1

Principal Amount: US $ 10 million

Issuer rating: Aaa/AAA

Trade Date: September 7, 2006

Settlement Date: September 20, 2006

Maturity Date: September 21, 2021

Reference Rate: 6-Month USD LIBOR-BBA, as taken from Telerate page 3750 as of 11:00 a.m. London time

Coupon:

Coupon = Year 1:   8.00 %
	 Year 2 - Maturity: 8.00 % * (N/M);
where, "N" is the total number of calendar days in the applicable Interest Accrual Period that the Reference Rate is within the Reference Rate Range; and "M" is the total number of calendar days in the applicable Interest Accrual Period.

For the purpose of calculating the value of "N", for each calendar day in an Interest Accrual Period that is not a London Banking Day, the Reference Rate will revert to the setting on the previous London Banking Day.

Reference Rate Range: 0.00% < Reference Rate <= 7.00%

Minimum Coupon:	0.00%

Interest Reset Dates: In the case of the initial Interest Accrual Period, the Issue Date. Thereafter, Quarterly on each scheduled Coupon Payment Date

Interest Accrual Period: The quarterly period from and including the Issue Date (in the case of the first Interest Payment Date) or previous Interest Payment Date, as applicable, to but excluding the next Interest Payment Date

Rate Cut-off: In each Interest Accrual Period, the Coupon will be set five New York Banking Days prior to an Interest Payment Date using the Reference Rate level for the London Banking Day immediately preceding the start of that five day period, and will remain in effect until the related Interest Payment Date

Day Count Fraction: Act/Act

Period End Dates: Unadjusted

Payment Dates: Quarterly, on each March 21st, June 21st, September 21st, and December 21st, commencing with a long first coupon on December 21st 2006 and ending on the Maturity Date, subject to adjustment using the Following Business Day Payment Convention

Business Days: New York

Call Feature: Callable by the Issuer, in whole, at Par, on September 21, 2007 and on each Interest Payment Date thereafter with 10 Calendar Days notice

Issue Price: 100%

Reoffer Price: Par

Proceeds to Issuer: 100%

Concession: 0.000%

Minimum	Denominations: $50,000

Increments Thereafter: $1,000

Calculation Agent: Deutsche Bank Trust Company Americas

Settlement: DTC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6387.